Exhibit 99.1

FOR RELEASE: Thursday, July 30, 2026 at 4:30 PM (Eastern)

QUAINT OAK BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCQB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today net income for the quarter ended June 30, 2026 of $481,000, or $0.18 per basic and diluted share, compared to net income of $272,000, or $0.10 per basic and diluted share, for the same period in 2025. Net income for the six months ended June 30, 2026 was $647,000, or $0.24 per basic and diluted share, compared to net income of $189,000, or $0.07 per basic and diluted share, for the same period in 2025.

Robert T. Strong, Chief Executive Officer, stated, “I am pleased to report that our second quarter and year-to-date operating results improved significantly compared to the same periods in 2025. Net income increased 76.8% for the quarter and more than tripled on a year-to-date basis. These results reflect continued progress in balance sheet management, improved funding costs, net interest margin expansion, and growth in non-interest income generated from our diversified business lines.”

Mr. Strong continued, “One of the more encouraging aspects of the quarter was the continued improvement in the quality of our earnings. While our average interest rate spread decreased to 2.14% for the quarter from 2.19% a year ago, our net interest margin improved to 2.93% from 2.85%. These improvements were driven primarily by a meaningful reduction in our cost of funds and the ongoing benefits of disciplined asset and liability management.”

Mr. Strong added, “We continue to see the benefits of investments made over the past several years in our specialty banking platforms, technology infrastructure, and personnel. Non-interest income improved meaningfully during the quarter, reflecting the contribution of our diversified business model and our ongoing efforts to develop scalable sources of revenue beyond traditional spread income. At the same time, we remain focused on operating efficiency, as demonstrated by continued improvement in our efficiency ratio compared to the prior year.”

Mr. Strong noted, “While overall credit quality remains manageable, we experienced an increase in non-performing assets during the first six months of the year. Importantly, these assets are either well-collateralized or appropriately reserved for, and we continue to actively pursue resolution strategies. During the period, we charged off certain previously identified commercial business loans through the allowance for credit losses, reflecting our disciplined approach to credit administration and balance sheet management.”

Mr. Strong concluded, “Our capital position remains strong, stockholders' equity increased modestly during the first six months of the year, and we continue to operate without Federal Home Loan Bank borrowings. As we move forward through our Centennial Year, our focus remains unchanged: disciplined execution, long-term profitability, prudent risk management, and maintaining healthy capital levels, all of which reflect our ongoing commitment to enhancing shareholder value.”

Comparison of Quarter-Over-Quarter Operating Results

Net income amounted to $481,000 for the three months ended June 30, 2026, an increase of $209,000, or 76.8%, compared to net income of $272,000 for the three months ended June 30, 2025. The increase in net income over the comparable quarterly period was primarily the result of a decrease in interest expense of $760,000 and an increase in non-interest income of $361,000, partially offset by a decrease in interest and dividend income of $694,000, an increase in non-interest expense of $112,000, a net increase in the provision for credit losses of $63,000, and an increase in the provision for income taxes of $43,000.

The $694,000, or 6.8%, decrease in interest and dividend income for the three months ended June 30, 2026 was primarily due to a $17.3 million decrease in the average balance of loans receivable, which decreased from $589.4 million for the three months ended June 30, 2025 to $572.1 million for the three months ended June 30, 2026 and had the effect of decreasing interest income by $284,000, and a 207 basis point decrease in the average yield on due from banks – interest earning, which decreased from 4.21% for the three months ended June 30, 2025 to 2.18% for the three months ended June 30, 2026 and had the effect of decreasing interest income $258,000. Also contributing to the decrease in interest income was a 15 basis point decrease in the average yield on loans receivable, which decreased from 6.58% for the three months ended June 30, 2025 to 6.43% for the three months ended June 30, 2026 and had the effect of decreasing interest income $210,000. Partially offsetting the decrease in interest and dividend income was a $14.0 million increase in the average balance of due from banks – interest earning, which increased from $37.7 million for the three months ended June 30, 2025 to $51.7 million for the three months ended June 30, 2026, and had the effect of increasing interest income $147,000.

The $760,000, or 13.4%, decrease in interest expense for the three months ended June 30, 2026 over the comparable period in 2025 was driven by a $648,000, or 100.0%, decrease in interest on Federal Home Loan Bank (“FHLB”) borrowings, which was attributable to a decrease in the average balance of FHLB borrowings which decreased from $56.3 million for the three months ended June 30, 2025, to none for the three months ended June 30, 2026, a $70.6 million decrease in the average balance of money market deposits which decreased from $142.9 million for the three months ended June 30, 2025 to $72.3 million for the three months ended June 30, 2026 and had the effect of decreasing interest expense by $627,000, a 27 basis point decrease in the average rate of certificates of deposit from 4.27% for the three months ended June 30, 2025 to 4.00% for the three months ended June 30, 2026, which had the effect of decreasing interest expense by $227,000, and a 114 basis point decrease in the average rate of money markets from 3.58% for the three months ended June 30, 2025 to 2.44% for the three months ended June 30, 2026, which had the effect of decreasing interest expense by $182,000. These decreases in interest expense were partially offset by an $80.9 million increase in the average balance of business checking accounts, which increased from $10.7 million for the three months ended June 30, 2025, to $91.6 million for the three months ended June 30, 2026 and had the effect of increasing interest expense by $496,000, a $36.4 million increase in the average balance of certificates of deposit which increased from $305.8 million for the three months ended June 30, 2025 to $342.1 million for the three months ended June 30, 2026 and had the effect of increasing interest expense by $387,000. The average interest rate spread decreased from 2.19% for the three months ended June 30, 2025 to 2.14% for the three months ended June 30, 2026 and the net interest margin increased from 2.85% for the three months ended June 30, 2025 to 2.93% for the three months ended June 30, 2026.

The $63,000, or 14.4%, net increase in the provision for credit losses for the three months ended June 30, 2026 over the comparable period in 2025 was primarily due to an increase in the balance of individually evaluated loans and their associated reserve during the period.

The $361,000, or 18.5%, increase in non-interest income for the three months ended June 30, 2026 over the comparable period in 2025 was primarily attributable to a $404,000, or 38.6%, increase in net gain on sale of mortgage and Oakmont Commercial loans, a $136,000 increase in loan servicing income, and a $21,000 increase in other fees and services charges, net. These increases were partially offset by a $97,000, or 19.0%, decrease in gain on sale of SBA loans, an $86,000, or 30.7%, decrease in mortgage banking and title abstract fees, and a $20,000, or 10.2%, decrease in insurance commissions. The increase in loan servicing income reflects the retention of servicing on certain loan sales.

The $112,000, or 2.0%, increase in non-interest expense for the three months ended June 30, 2026 over the comparable period in 2025 was primarily due to a $182,000, or 5.0%, increase in salaries and employee benefits expense, a $119,000, or 68.4%, increase in professional fees, a $40,000, or 14.3%, increase in other expense, and a $16,000, or 11.9%, increase in FDIC deposit insurance assessment. These increases in non-interest expense were partially offset by a $119,000, or 27.1%, decrease in data processing expense, a $75,000, or 115.4%, decrease in directors’ fees and expenses, a $39,000, or 9.0% decrease in occupancy and equipment expenses, a $9,000, or 9.0%, decrease in advertising expense, and a $3,000, or 1.2%, decrease in software as a service (“SaaS”) subscription expense. The increase in professional fees during the quarter was primarily due to international correspondent banking compliance related activities as the Bank is continuing to build out this line of business. The decrease in directors’ fees and expenses reflects a one-time adjustment based on a reassessment of the director fee accrual based at June 30, 2026.

The provision for income tax increased $43,000 from $210,000 for the three months ended June 30, 2025 to $253,000 for the three months ended June 30, 2026, primarily due to an increase in pre-tax income.

Comparison of Six-Month Operating Results

Net income amounted to $647,000 for the six months ended June 30, 2026, an increase of $458,000, or 242.3%, compared to net income of $189,000 for the six months ended June 30, 2025. The increase in net income on a comparative six-month basis was primarily the result of a decrease in interest expense of $1.3 million, a net decrease in the provision for credit losses of $282,000, and an increase in non-interest income of $414,000, partially offset by a decrease in interest and dividend income of $725,000, an increase in non-interest expense of $692,000, and an increase in the provision for income taxes of $161,000.

The $725,000, or 3.6%, decrease in interest and dividend income for the six months ended June 30, 2026 over the comparable period in 2025 was primarily due to an $8.6 million decrease in the average balance of loans receivable, which decreased from $589.1 million for the six months ended June 30, 2025 to $580.5 million for the six months ended June 30, 2026, and had the effect of decreasing interest income $280,000, an 83 basis point decrease in the average yield on due from banks – interest earning, which decreased from 4.03% for the six months ended June 30, 2025 to 3.20% for the six months ended June 30, 2026 and had the effect of decreasing interest income $130,000. Also contributing to the decrease in interest and dividend income for the quarter was a five basis point decrease in the average yield on loans receivable, which decreased from 6.53% for the six months ended June 30, 2025 to 6.48% for the six months ended June 30, 2026 and had the effect of decreasing interest income $121,000, and a $5.9 million decrease in the average balance of due from banks – interest earning, which decreased from $37.1 million for the six months ended June 30, 2025 to $31.2 million for the six months ended June 30, 2026, and had the effect of decreasing interest income $120,000.

The $1.3 million, or 11.7%, decrease in interest expense for the six months ended June 30, 2026 over the comparable period in 2025 was driven by a $78.4 million decrease in the average balance of money market deposits which decreased from $151.1 million for the six months ended June 30, 2025 to $72.7 million for the six months ended June 30, 2026 and had the effect of decreasing interest expense by $1.4 million, a $1.1 million, or 100.0% decrease in interest on FHLB borrowings, which was attributable to a decrease in the average balance of FHLB borrowings which decreased from $50.7 million for the six months ended June 30, 2025, to none for the six months ended June 30, 2026, a 27 basis point decrease in the average rate of certificates of deposit from 4.24% for the six months ended June 30, 2025 to 3.97% for the six months ended June 30, 2026, which had the effect of decreasing interest expense by $477,000, and a 114 basis point decrease in the average rate of money markets from 3.58% for the six months ended June 30, 2025 to 2.44% for the six months ended June 30, 2026, which had the effect of decreasing interest expense by $416,000. These decreases in interest expense were partially offset by a $54.2 million increase in the average balance of certificates of deposit which increased from $295.3 million for the six months ended June 30, 2025 to $349.6 million for the six months ended June 30, 2026 and had the effect of increasing interest expense by $1.2 million, a $60.2 million increase in the average balance of business checking accounts, which increased from $19.4 million for the six months ended June 30, 2025, to $79.6 million for the six months ended June 30, 2026 and had the effect of increasing interest expense by $1.1 million. The average interest rate spread increased from 2.13% for the six months ended June 30, 2025 to 2.43% for the six months ended June 30, 2026 and the net interest margin increased from 2.74% for the six months ended June 30, 2025 to 3.02% for the six months ended June 30, 2026.

The $282,000, or 32.1%, net decrease in the provision for credit losses for the six months ended June 30, 2026 over the six months ended June 30, 2025 was primarily due to a decrease in charge-offs and a decrease in the commercial and industrial loan balances, during the six months ended June 30, 2026.

The $414,000, or 11.2%, increase in non-interest income for the six months ended June 30, 2026 over the comparable period in 2025 was primarily attributable to a $413,000, or 50.5%, increase in gain on sale of SBA loans, a $336,000, or 16.0%, increase in net gain on sale of mortgage and Oakmont Commercial loans, and a $219,000 increase in loan servicing income. These increases were partially offset by a $396,000 decrease in other fees and services charges, net, a $141,000, or 33.1%, decrease in mortgage banking and title abstract fees, and a $23,000, or 6.0%, decrease in insurance commissions. Other fees and services charges, net declined primarily due to SBA lending-related items, including a $152,000 write-down of the SBA servicing asset due to a valuation adjustment and the write-off of $199,000 of certain deferred SBA loan origination costs associated with SBA loan sales completed during the period. Additionally, loan servicing income increased, reflecting the retention of servicing on certain loan sales.

The $692,000, or 6.2%, increase in non-interest expense for the six months ended June 30, 2026 over the comparable period in 2025 was primarily due to a $531,000, or 7.3%, increase in salaries and employee benefits expense, a $245,000, or 61.7% increase in professional fees, a $98,000, or 20.7%, increase in software as a service (“SaaS”) subscription expense, a $69,000, or 11.5% increase in other expense, and a $60,000, or 23.4%, increase in FDIC deposit insurance assessment. These increases in non-interest expense were partially offset by a $182,000, or 21.6%, decrease in data processing expense, a $72,000, or 55.4%, decrease in directors’ fees and expenses, a $40,000, or 4.6%, decrease in occupancy and equipment expenses, and a $17,000, or 8.5%, decrease in advertising expense. The increase in salaries and employee benefits expense was primarily due to a $233,000 increase in salaries, and a $240,000 increase in bonus expense due to a voluntary reduction in discretionary incentive compensation driven by lower performance results for the six months ended June 30, 2025. The increase in professional fees during the period was primarily due to international correspondent banking compliance-related activities as the Bank continues to build out this line of business. The increase in SaaS subscription expense reflects the phased implementation and expanded utilization of third-party software solutions supporting compliance, risk management, and operational infrastructure, partially offset by reductions in traditional data processing costs. The decrease in directors’ fees and expenses reflects a one-time adjustment based on a reassessment of the director fee accrual based at June 30, 2026.

The provision for income tax increased $161,000, or 75.9%, from $212,000 for the six months ended June 30, 2025 to $373,000 for the six months ended June 30, 2026 due primarily to an increase in pre-tax income.

Comparison of Financial Condition

The Company’s total assets at June 30, 2026 were $630.3 million, a decrease of $45.5 million, or 6.7%, from $675.9 million at December 31, 2025. The decrease in total assets was primarily due to a $21.3 million, or 34.9%, decrease in loans held for sale, a $19.3 million, or 3.6%, decrease in loans receivable, net of allowance for credit losses, and a $5.3 million, or 9.9%, decrease in cash and cash equivalents. The largest decreases within the loan portfolio occurred in commercial business loans, which decreased $12.7 million, or 13.2%, commercial real estate loans, which decreased $6.5 million, or 2.1%, multi-family residential loans, which decreased $4.6 million, or 11.2%, one-to-four family non-owner occupied loans, which decreased $1.6 million, or 5.5%, and home equity loans, which decreased $349,000, or 6.5%. Partially offsetting these decreases were increases in one-to-four family owner occupied loans of $2.0 million, or 4.8%, and construction loans of $4.7 million, or 20.0%.

Loans held for sale decreased $21.3 million, or 34.9%, from $61.0 million at December 31, 2025 to $39.7 million at June 30, 2026 as the Bank’s commercial real estate subsidiary, Oakmont Commercial, LLC, originated $28.2 million of commercial real estate loans during the six months ended June 30, 2026 and sold $47.6 million of loans in the secondary market during this same period. The Bank’s mortgage banking subsidiary, Quaint Oak Mortgage, LLC, originated $48.9 million of one-to-four family residential loans during the six months ended June 30, 2026 and sold $49.2 million of loans in the secondary market. During the six months ended June 30, 2026, the Bank originated $16.4 million of SBA loans and sold $16.2 million of SBA loans in the secondary market during the same period. Due to the timing of disbursements, SBA loans may or may not be classified as held for sale at origination. As of December 31, 2025, the Bank reclassified $1.8 million of undisbursed SBA loans out of loans held for sale into the portfolio of loans receivable.

Total deposits decreased $46.5 million, or 7.8%, to $550.8 million at June 30, 2026 from $597.3 million at December 31, 2025. The decrease in deposits was primarily attributable to a decrease of $28.4 million, or 26.8%, in interest-bearing checking accounts, a decrease of $24.4 million, or 6.9%, in certificates of deposit, a decrease of $1.6 million, or 2.4%, in non-interest-bearing checking accounts, and a $183,000, or 26.2%, decrease in savings accounts. These decreases in deposits were partially offset by an increase of $8.1 million, or 11.5%, in money market accounts. Both retail and non-retail interest-bearing checking account balances decreased at June 30, 2026, compared to December 31, 2025, primarily reflecting increased competition for such deposits.

Total stockholders’ equity increased $644,000, or 1.2%, to $53.0 million at June 30, 2026 from $52.3 million at December 31, 2025. Contributing to the increase was net income for the six months ended June 30, 2026 of $647,000, amortization of stock awards and options under the Company’s stock compensation plans of $151,000, issuance of treasury stock for exercised stock options of $67,000, and the reissuance of treasury stock under the Bank’s 401(k) Plan of $22,000. The increase in stockholders’ equity was partially offset by dividends paid of $211,000, purchase of treasury stock of $31,000, and other comprehensive loss, net of $1,000.

Non-performing loans at June 30, 2026 totaled $9.8 million, or 1.88%, of total loans receivable, net of allowance for credit losses, consisting of $8.4 million of loans on non-accrual status and $1.4 million of accruing loans 90-days or more delinquent. Non-accrual loans consist of two one-to-four family residential owner occupied loans, 18 commercial real estate loans, and 22 commercial business loans. Included in the 22 commercial business loans is one pool of equipment loans. Accruing loans 90-days or more past due include one commercial real estate loan and two commercial business loans. All non-performing loans are either well-collateralized or adequately reserved for. During the six month period ended June 30, 2026, 10 commercial business loans totaling $392,000 that were previously on non-accrual were charged-off through the allowance for credit losses. Non-performing loans at December 31, 2025 totaled $7.3 million, or 1.36%, of total loans receivable, net of allowance for credit losses, consisting of $5.8 million of loans on non-accrual status and $1.5 million of accruing loans 90-days or more delinquent. Non-accrual loans consisted of two one-to-four family residential owner occupied loans, 14 commercial real estate loans, and 15 commercial business loans. Included in the 15 commercial business loans is one pool of equipment loans. Accruing loans 90-days or more past due included one one-to-four family residential owner occupied loan, one one-to-four family residential non-owner occupied loan, one commercial real estate loan, and one commercial business loan. During the year ended December 31, 2025, one commercial real estate loan and 11 commercial business loans totaling $1.6 million that were previously on non-accrual were charged-off through the allowance for credit losses.

Other real estate owned (“OREO”) amounted to $496,000 at June 30, 2026, consisting of two properties that were collateral for non-performing commercial real estate loans. OREO amounted to $360,000 at December 31, 2025, and consisted of one property that was collateral for non-performing commercial real estate loans. Non-performing assets, consisting of non-performing loans and OREO, amounted to $10.3 million, or 1.64% of total assets, and $7.7 million, or 1.20% of total assets at June 30, 2026, and December 31, 2025, respectively.

Quaint Oak Bancorp, Inc., a Financial Services Company, is the parent company for the Quaint Oak Family of Companies. Quaint Oak Bank, a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of the Company, is headquartered in Southampton, Pennsylvania, and conducts business through three regional offices located in the Delaware Valley, Lehigh Valley and Philadelphia markets. Quaint Oak Bank’s subsidiary companies include Quaint Oak Abstract, LLC, Quaint Oak Insurance Agency, LLC, Quaint Oak Mortgage, LLC, and Oakmont Commercial, LLC, a specialty commercial real estate financing company. All companies are multi-state operations.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, competition, changes in the quality or composition of the Company’s loan, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)

	At June 30,	At December 31,
	2026	2025
	(Unaudited)	(Unaudited)
Assets
Due from banks, non-interest-earning	$1,001	$1,978
Due from banks, interest-earning	47,261	51,569
Cash and cash equivalents	48,262	53,547

Investment in interest-earning time deposits	1,012	912
Investment securities available for sale at fair value	608	882
Loans held for sale	39,703	60,956
Loans receivable, net of allowance for credit losses (2026: $6,440; 2025: $6,166)	521,400	540,698
Accrued interest receivable	3,496	3,789
Investment in Federal Home Loan Bank stock, at cost	291	291
Bank-owned life insurance	4,643	4,575
Premises and equipment, net	1,486	1,540
Goodwill	515	515
Other intangible, net of accumulated amortization	4	28
Servicing assets	884	619
Other real estate owned, net	496	360
Prepaid expenses and other assets	7,543	7,141
Total Assets	$630,343	$675,853

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$64,058	$65,665
Interest-bearing	486,716	531,613
Total deposits	550,774	597,278
Senior debt, net of unamortized costs	9,707	9,619
Subordinated debt	8,000	8,000
Accrued interest payable	968	1,086
Advances from borrowers for taxes and insurance	2,963	2,643
Accrued expenses and other liabilities	4,958	4,898
Total Liabilities	577,370	623,524
Total Stockholders’ Equity	52,973	52,329
Total Liabilities and Stockholders’ Equity	$630,343	$675,853

QUAINT OAK BANCORP, INC.

Consolidated Statements of Income

(In Thousands, except share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
	(Unaudited)		(Unaudited)
Interest and Dividend Income
Interest on loans, including fees	$9,200	$9,695	$18,817	$19,218
Interest and dividends on time deposits, investment securities, interest-bearing deposits with others, and Federal Home Loan Bank stock	300	499	578	902
Total Interest and Dividend Income	9,500	10,194	19,395	20,120

Interest Expense
Interest on deposits	4,493	4,598	9,264	9,328
Interest on FHLB borrowings	-	648	-	1,132
Interest on senior debt	281	275	558	391
Interest on subordinated debt	155	168	309	620
Total Interest Expense	4,929	5,689	10,131	11,471
Net Interest Income	4,571	4,505	9,264	8,649
Provision for Credit Losses – Loans	537	464	608	790
(Recovery of) Provision for Credit Losses – Unfunded Commitments	(37)	(27)	(12)	88
Total Provision for Credit Losses	500	437	596	878
Net Interest Income after Provision for Credit Losses	4,071	4,068	8,668	7,771

Non-Interest Income
Mortgage banking and title abstract fees	194	280	285	426
Insurance commissions	176	196	358	381
Other fees and services charges, net	(98)	(119)	(483)	(87)
Net loan servicing income	137	1	224	5
Income from bank-owned life insurance	35	32	68	62
Net gain on sale of loans	1,450	1,046	2,438	2,102
Gain on the sale of SBA loans	414	511	1,231	818
Total Non-Interest Income	2,308	1,947	4,121	3,707

Non-Interest Expense
Salaries and employee benefits	3,824	3,642	7,823	7,292
Directors' fees (credit) and expenses	(10)	65	58	130
Occupancy and equipment	393	432	823	863
Data processing	320	439	659	841
SaaS subscription expense	252	255	572	474
Professional fees	293	174	642	397
FDIC deposit insurance assessment	151	135	316	256
Advertising	91	100	182	199
Amortization of other intangible	12	12	24	24
Other	319	279	670	601
Total Non-Interest Expense	5,645	5,533	11,769	11,077
Income Before Income Taxes	$734	$482	$1,020	$401
Income Taxes	253	210	373	212
Net Income	$481	$272	$647	$189

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(Unaudited)		(Unaudited)
Per Common Share Data:
Earnings per share – basic	$0.18	$0.10	$0.24	$0.07
Average shares outstanding – basic	2,647,044	2,630,585	2,643,052	2,628,786
Earnings per share – diluted	$0.18	$0.10	$0.24	$0.07
Average shares outstanding – diluted	2,687,084	2,630,585	2,673,167	2,628,786
Book value per share, end of period	$19.98	$19.83	$19.98	$19.83
Shares outstanding, end of period	2,651,101	2,635,866	2,651,101	2,635,866

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(Unaudited)		(Unaudited)
Selected Operating Ratios:
Average yield on interest-earning assets	6.08%	6.45%	6.33%	6.38%
Average rate on interest-bearing liabilities	3.94%	4.26%	3.90%	4.25%
Average interest rate spread	2.14%	2.19%	2.43%	2.13%
Net interest margin	2.93%	2.85%	3.02%	2.74%
Average interest-earning assets to average interest-bearing liabilities	124.85%	118.42%	117.81%	116.86%
Efficiency ratio	82.08%	85.75%	87.93%	89.65%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	1.88%	1.10%	1.88%	1.10%
Non-performing assets as a percent of total assets	1.64%	0.89%	1.64%	0.89%
Allowance for credit losses as a percent of non-performing loans	65.58%	106.39%	65.58%	106.39%
Allowance for credit losses as a percent of total loans receivable, net	1.22%	1.15%	1.22%	1.15%
Texas Ratio (2)	15.34%	9.24%	15.34%	9.24%

(1) Asset quality ratios are end of period ratios.

(2) Total non-performing assets divided by tangible common equity plus the allowance for credit losses.

Contact:
Quaint Oak Bancorp, Inc. Robert T. Strong, Chief Executive Officer (215) 364-4059

9